Independent Auditor’s Consent

We consent to the inclusion in this Offering Circular of CC Biotech Inc. (the “Company”) on Form 1-A of our Circular dated March 23, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of CC Biotech Inc. of and for the year ended December 31, 2025, which report appears in this Offering Statement.

/s/ BOLADALE LAWAL
BOLADALE LAWAL & CO.
(Chartered Accountants)
PCAOB ID (6993) We have served as the Company’s auditor since 2025
March 23th, 2026 Lagos Nigeria